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                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                         Summit Medical Systems, Inc.

                             CLM Acquisition Corp.

                                      and

                       C.L. McIntosh & Associates, Inc.


                               December 31, 1996



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

                               TABLE OF CONTENTS
                               -----------------
                                   ARTICLE I
THE MERGER                                                              2
     1.01  The Merger.................................................  2
     1.02  Effect of Merger...........................................  2
     1.03  Effective Time.............................................  2
     1.04  Directors and Officers.....................................  2
     1.05  Articles of Incorporation; Bylaws..........................  3
     1.06  Taking of Necessary Action; Further Action.................  3
     1.07  The Closing................................................  3

                                  ARTICLE II
CONVERSION OF SECURITIES..............................................  3
     2.01  Conversion of Securities...................................  3
     2.02  Delivery of Certificates...................................  4

                                  ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................  5
     3.01  Incorporation and Corporate Power..........................  5
     3.02  Execution, Delivery; Valid and Binding Agreement...........  6
     3.03  Approval of the Plan of Merger.............................  6
     3.04  No Breach..................................................  6
     3.05  Governmental Authorities; Consents.........................  7
     3.06  Subsidiaries...............................................  7
     3.07  Capital Stock..............................................  7
     3.08  Financial Statements.......................................  7
     3.09  Absence of Undisclosed Liabilities.........................  8
     3.10  No Material Adverse Changes................................  8
     3.11  Absence of Certain Developments............................  8
     3.12  Title to Properties........................................ 10
     3.13  Accounts Receivable........................................ 11
     3.14  Tax Matters................................................ 11
     3.15  Contracts and Commitments.................................. 13
     3.16  Intellectual Property Rights............................... 14
     3.17  Litigation................................................. 14
     3.18  Warranties................................................. 15
     3.19  Employees.................................................. 15
     3.20  Employee Benefit Plans..................................... 15
     3.21  Insurance.................................................. 17
     3.22  Affiliate Transactions..................................... 17
     3.23  Customers.................................................. 17
     3.24  Officers and Directors; Bank Accounts...................... 17
     3.25  Compliance with Laws; Permits.............................. 18
     3.26  Brokerage.................................................. 18
     3.27  Accounting Matters......................................... 19


     3.28  Disclosure................................................. 19
     3.29  S Corporation.............................................. 19

                                  ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
AND MERGER SUBSIDIARY................................................. 19
     4.01  Incorporation and Corporate Power.......................... 19
     4.02  Execution, Delivery; Valid and Binding Agreement........... 20
     4.03  No Breach.................................................. 20
     4.04  Merger Subsidiary.......................................... 20
     4.05  Governmental Authorities; Consents......................... 20
     4.06  Brokerage.................................................. 21
     4.07  Capital Stock.............................................. 21
     4.08  Exchange Act Reports....................................... 21
     4.09  Validity of Purchaser Common Stock......................... 22
     4.10  No Material Adverse Changes................................ 22
     4.11  Litigation................................................. 22
     4.12  Disclosure................................................. 22

                                   ARTICLE V
COVENANTS OF THE COMPANY.............................................. 23
     5.01  Conduct of the Business.................................... 23
     5.02  Access to Books and Records................................ 25
     5.03  Regulatory Filings......................................... 25
     5.04  Conditions................................................. 25
     5.05  No Negotiations............................................ 25

                                  ARTICLE VI
COVENANTS OF PURCHASER AND MERGER SUBSIDIARY.......................... 26
     6.01  Regulatory Filings......................................... 26
     6.02  Conditions................................................. 26

                                  ARTICLE VII
CONDITIONS TO CLOSING................................................. 26
     7.01  Conditions to Purchaser's and Merger Subsidiary's
           Obligations................................................ 26
     7.02  Conditions to the Company's Obligations.................... 29

                                 ARTICLE VIII
TERMINATION........................................................... 31
     8.01  Termination................................................ 31
     8.02  Effect of Termination...................................... 31

                                  ARTICLE IX
ADDITIONAL AGREEMENTS................................................. 32
     9.01  Pooling Accounting......................................... 32
     9.02  Employee Benefit Plans..................................... 32

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

      9.03  Incentive Stock Program...................................  32
      9.04  Product Development.......................................  32
      9.05  Profit Sharing Plan.......................................  33
      9.06  Outstanding Line of Credit and Term Note..................  33

                                 ARTICLE X
MISCELLANEOUS.........................................................  33
     10.01  Press Releases and Announcements..........................  33
     10.02  Expenses..................................................  33
     10.03  Amendment and Waiver......................................  33
     10.04  Notices...................................................  34
     10.05  Assignment................................................  34
     10.06  Severability..............................................  34
     10.07  Complete Agreement........................................  34
     10.08  Counterparts..............................................  35
     10.09  Governing Law.............................................  35

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     This Agreement and Plan of Merger (this "Agreement") dated as of December 31, 1996, is made and entered into by and among Summit Medical Systems, Inc., a Minnesota corporation ("Purchaser"), CLM Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of Purchaser ("Merger Subsidiary"), and C.L. McIntosh & Associates, Inc., a Maryland corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Purchaser, Merger Subsidiary and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Subsidiary be merged with and into the Company in accordance with the Business Corporation Act of the State of Minnesota (the "MBCA") and the Maryland General Corporation Law (the "MGCL") and the terms of this Agreement and the Plan of Merger (as herein defined) pursuant to which the Company will be the surviving corporation and will become a wholly owned subsidiary of Purchaser (the "Merger");

     WHEREAS, Purchaser, Merger Subsidiary, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger;

     WHEREAS, concurrently with the execution hereof, Charles L. McIntosh and Gail J. Greenberg are entering into employment agreements between such persons and the Company, a copy of each of which is attached as Exhibits A and B hereto, respectively (collectively, the "Employment Agreements") and Purchaser is granting employee stock options to each of such persons pursuant to stock option agreements, a copy of each of which is attached as Exhibits C and D hereto, respectively (collectively, the "Stock Options"); and

     WHEREAS, concurrently with the execution hereof, the shareholders, constituting all holders of record of shares of common stock, without par value, of the Company (the "Company Common Stock") have entered into (i) an Indemnification Agreement, among the holders of the Company Common Stock (the "Shareholders") and Purchaser, in the form of Exhibit E hereto (the "Indemnification Agreement") and (ii) an Investment and Registration Rights Agreement, among the Shareholders and Purchaser, in the form of Exhibit F hereto (the "Registration Agreement");

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, it is intended that the Merger shall qualify as a pooling-of-interests for accounting purposes;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Plan of Merger, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                  THE MERGER
                                  ----------

     1.01 The Merger. At the Effective Time (as defined in Section 1.03 hereof) subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.03 hereof), Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.02 Effect of Merger. The effect of the Merger shall be as set forth in the applicable provisions of the MBCA and the MGCL and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Company and Merger Subsidiary, all without further act or deed.

     1.03 Effective Time. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days, after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, and the parties hereto will cause a copy of the Articles of Merger, attached hereto as Exhibit 1.03 (the "Articles of Merger") and including a Plan of Merger (the "Plan of Merger") to be executed, delivered and filed with the Secretary of State of the State of Minnesota and the Maryland State Department of Assessments and Taxation ("SDAT") in accordance with the MBCA and the MGCL. The Merger shall become effective immediately upon the filing of such Articles of Merger with the Secretary of State of the State of Minnesota and SDAT. The date and time on which the Merger shall become effective is referred to herein as the "Effective Time."

     1.04 Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Subsidiary immediately prior to the Effective Time and the officers of the Surviving Corporation shall be the persons who were the officers of Merger Subsidiary immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

     1.05 Articles of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     1.06 Taking of Necessary Action; Further Action. Purchaser, Merger Subsidiary and the Company, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the MBCA and MGCL at the time specified in Section 1.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of the Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.07  The Closing.

     (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP at 220 South Sixth Street, Minneapolis, Minnesota, on the date of this Agreement (the "Closing Date"), or such later date as necessary to enable the satisfaction or waiver of the conditions set forth in Article VII hereof and the consummation of the Merger in accordance with Section 1.03, and will be effective as of the Effective Time.

     (b) The parties shall deliver to each other the documents required to be delivered pursuant to Article VII hereof at the Closing.


                                  ARTICLE II
                           CONVERSION OF SECURITIES
                           ------------------------

     2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Subsidiary, the Company or the Surviving Corporation:

     (a) each share of common stock, $.01 par value, of Merger Subsidiary ("Merger Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

     (b) Subject to the provisions of this Section 2.01 and Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of fully paid and non-assessable shares of common stock, par value $.01 per share, of Purchaser ("Purchaser Common Stock"), rounded to the nearest thousandth of a share (or, if there shall not be a nearest thousandth of a share, to the next lower thousandth of a share), equal to the quotient (the "Exchange Ratio") derived by dividing the Consideration Value (as defined below) by the Average Stock Price (as defined below); provided, however, that, for purposes of determining the Exchange Ratio, (x) if the Average Stock Price is $7.00 or less, the Average Stock Price shall be deemed to be $7.00, and (y) if the Average Stock Price is $10.00 or more, the Average Stock Price shall be deemed to be $10.00. Upon the issuance to the Shareholders of the Merger Shares (as defined below), all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and extinguished. As used in this Agreement, the term (i) "Average Stock Price" shall mean the average Closing Price for one share of Purchaser Common Stock during the period of the 10 most recent trading days ending on the second business day prior to the Closing Date; (ii) "Closing Price" shall mean, on any day, the last reported sale price of one share of Purchaser Common Stock on the Nasdaq National Market ("Nasdaq"); (iii) "Consideration Value" shall be equal to the quotient derived by dividing (A) the sum of $7,000,000 by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time; and (iv) "Merger Shares" shall be the shares of Purchaser Common Stock issued to the Shareholders under this Agreement.

     2.02  Delivery of Certificates.

     (a) Delivery Procedures. At the Closing, each Shareholder shall surrender to Purchaser all certificates held by such Shareholder which immediately prior to the Effective Time evidenced all outstanding shares of Company Common Stock (the "Certificates"), together with a letter of transmittal and other customary documents as may be required. At the Closing, each Shareholder of such Certificates shall be entitled to receive in exchange therefor (i) certificates evidencing that number of whole shares of Purchaser Common Stock into which the shares formerly evidenced by such Certificates are to be converted in accordance with Section 2.01, and (ii) cash in lieu of fractional shares of Purchaser Common Stock to which such holder is entitled pursuant to
Section 2.02(c) (the shares of Purchaser Common Stock and cash in lieu of fractional shares described in clauses (i) and (ii) being collectively referred to herein as the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled.

     (b) No Further Rights in Company Common Stock. All shares of Purchaser Common Stock issued and any cash paid in lieu of fractional shares as contemplated by Section 2.02(c) upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     (c) Fractional Shares. No fractional shares of Purchaser Common Stock shall be issued in the Merger. Each Shareholder shall be entitled to receive in lieu of any fractional shares of Purchaser Common Stock to which such Shareholder otherwise would have been entitled pursuant to Section 2.01 (after taking into account all shares of Company Common Stock then held of record by such Shareholder) a cash payment in an amount equal to the product of (i) the fractional interest in a share of Purchaser Common Stock to which such Shareholder otherwise would have been entitled and (ii) the Average Stock Price.

     (d) No Transfer. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time.

     (e) No Liability. Neither Purchaser nor the Surviving Corporation shall be liable to any Shareholder for any shares of Purchaser Common Stock (or dividends or distributions with respect thereto) or in accordance with Section 2.02(c), cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     The Company hereby represents and warrants to Purchaser and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by the Company to Purchaser and Merger Subsidiary on the date hereof (the "Company's Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

     3.01 Incorporation and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and, has the requisite corporate power and authority to execute and deliver this Agreement and the Articles of Merger and to perform its obligations hereunder and thereunder. The Company has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Company's Articles of Incorporation and Bylaws which have been furnished by the Company to Purchaser and Merger Subsidiary prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations.

     3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement, and the Articles of Merger, by the Company, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Articles of Merger. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, and the Articles of Merger, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or at equity).

     3.03 Approval of the Plan of Merger. The Company hereby represents that its Board of Directors has, by resolutions duly adopted at a meeting held on December 31, 1996, approved this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, including the Merger. The Company further represents that the Shareholders have duly approved the Plan of Merger by requisite corporate action and have thereby waived any dissenters' rights under the MGCL with respect to the Merger. None of the resolutions or other actions described in this Section 3.03 has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions or actions remain in full force and effect.

     3.04 No Breach. Except as set forth in the Company's Disclosure Schedule under the caption referencing this Section 3.04, the execution, delivery and performance of this Agreement and the Articles of Merger by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default (except for such defaults as would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations or on the ability of the parties hereto to consummate the transactions contemplated by this Agreement) under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

     3.05 Governmental Authorities; Consents. Except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and SDAT, the Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the Articles of Merger or the consummation of the transactions contemplated hereby or thereby. Except as set forth in the Company's Disclosure Schedule under the caption referencing this Section 3.05, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the Articles of Merger or the transactions contemplated hereby or thereby.

     3.06 Subsidiaries. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

     3.07 Capital Stock. The authorized capital stock of the Company consists of 100 shares of Common Stock, without par value, of which, as of the date hereof, 100 shares are issued and outstanding. All of such outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in the Company's Disclosure Schedule under the caption referencing this Section 3.07, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

     3.08 Financial Statements. The Company has delivered to Purchaser copies of (a) the balance sheet and income statement, as of September 30, 1996, of the Company (the "Latest Financial Statements") and (b) the balance sheets and income statements, as of December 31, 1993, 1994 and 1995, of the Company (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein.

     3.09 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in the Company's Disclosure Schedule under the caption referencing this Section 3.09.

     3.10 No Material Adverse Changes. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

     3.11 Absence of Certain Developments. Since the Balance Sheet Date, the Company has not:

          (a) borrowed any amount or incurred or become subject to any liability in excess of $10,000, except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under contracts entered into in the ordinary course of business, and (iii) borrowings set forth in the Company's Disclosure Schedule under the caption referencing this Section
     3.11 incurred solely for the purpose of distributions to the Shareholders in accordance with Section 5.01(b)(iv);

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $10,000, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, (iv) liens set forth under the caption referencing this Section 3.11 in the Company's Disclosure Schedule, or (v) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $10,000;

          (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $10,000, other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $10,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than Purchaser or Merger Subsidiary and authorized representatives of Purchaser or Merger Subsidiary, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Company's Disclosure Schedule under the caption referencing this Section 3.11 and is in full force and effect on the date hereof;

          (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options, except distributions to the Shareholders, in accordance with
     Section 5.01(b)(iv) as set forth in the Company's Disclosure Schedule under the caption referencing this Section 3.11;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 3.22 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Company's Disclosure Schedule, or the transactions contemplated by this Agreement;

          (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than $50,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization, except bonuses paid to the directors of the Company as set forth in the Company's Disclosure Schedule under the caption referencing this
     Section 3.11;

          (m) made any single capital expenditure or commitment therefor in excess of $5,000;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $5,000;

          (o) made charitable contributions or pledges which in the aggregate exceed $5,000; or

          (p) made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

     3.12  Title to Properties.

     (a) The Company does not own any real property. The real property demised by the leases (the "Leases") described under the caption referencing this
Section 3.12 in the Company's Disclosure Schedule constitutes all of the real property used or occupied by the Company (the "Real Property").

     (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Company's Disclosure Schedule. The Company has delivered to Purchaser and Merger Subsidiary complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser and Merger Subsidiary. The Company is not in material default, and to the best knowledge of the Company, no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such material default under any of the Leases or permit termination, modification or acceleration thereof; and, to the best knowledge of the Company, no other party to any of the Leases is in material default thereof.

     (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for
(i) liens for current taxes not yet due and payable, (ii) liens set forth under the caption referencing this Section 3.12 in the Company's Disclosure Schedule,
(iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $5,000.

     3.13 Accounts Receivable. To the best knowledge of the Company, the accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Company's Disclosure Schedule under the caption referencing this Section 3.13, and except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

     3.14  Tax Matters.

     (a) To the best knowledge of the Company, the Company has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (j) below) or required to be filed or sent by it by any taxing authority having jurisdiction;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     (b) There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

     (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any taxing authority regarding any such Tax, audit or other proceeding, or, to the best knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company.

     (d) The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code.

     (e) The Company has not requested any extension of time within which to file any Return, which Return has not since been filed.

     (f) No property of the Company is property that the Company is or will be required to treat as being owned by another person under the provisions of
Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

     (g) The Company is not required to include in income any adjustment under
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company as a result of the Tax Reform Act of 1986 and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

     (h) To the best knowledge of the Company, all transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

     (i) The Company has not engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and the Company will not engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

     (j) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company.

     3.15  Contracts and Commitments.

     (a) The Company's Disclosure Schedule, under the caption referencing this
Section 3.15, lists the following agreements, whether oral or written, to which the

Company is a party, which are currently in effect, and which relate to the operation of the Company's business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described under the caption referencing Section 3.20 hereof (or excluded by such Section from inclusion thereunder) in the Company's Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described under the caption referencing
Section 3.20 hereof in the Company's Disclosure Schedule (or excluded by such Section from inclusion thereunder); (iv) stock purchase or stock option plan;
(v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Common Stock or the election of directors of the Company; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $10,000; (xiii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000; (xiv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $10,000; (xv) contract which prohibits the Company from freely engaging in business anywhere in the world; (xvi) contract for the delivery or distribution of the Company's services or products (including any distributor, sales and original equipment manufacturer contract); (xvii) franchise agreement; (xviii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed under the caption referencing Section 3.16 hereof in the Company's Disclosure Schedule; (xix) contract or commitment for capital expenditures in excess of $10,000; (xx) agreement for the sale of any capital asset; (xxi) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or (xxii) other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

     (b) The Company has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Company's Disclosure Schedule under the caption referencing this Section
3.15 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any material breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

     (c) Prior to the date of this Agreement, Purchaser and Merger Subsidiary have been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 3.15 in the Company's Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     3.16 Intellectual Property Rights. The Company's Disclosure Schedule describes under the caption referencing this Section 3.16 all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company's business as now conducted. The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. The Company's Disclosure Schedule describes under the caption referencing this
Section 3.16 all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. The Company has taken all commercially reasonable action to protect the intellectual property rights set forth under such caption. The Company has not received any notice of, nor are there any facts known to the Company which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed; no claim by any third party contesting the validity of any intellectual property rights listed in the Company's Disclosure Schedule has been made, is currently outstanding or, to the best knowledge of the Company, is threatened; the Company has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties and to the best knowledge of the Company, it has not infringed, misappropriated or otherwise violated any such intellectual property rights; and, to the best knowledge of the Company, no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Company's business as now conducted.

     3.17 Litigation. Except as set forth in the Company's Disclosure Schedule under the caption referencing this Section 3.17, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     3.18 Warranties. The Company's Disclosure Schedule summarizes under the caption referencing this Section 3.18 all claims outstanding, pending or, to the best knowledge of the Company, threatened for breach of any warranty relating to any services sold by the Company prior to the date hereof. The description of the Company's service warranties set forth under the caption referencing this
Section 3.18 is correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are projected in good faith to be fully adequate to cover all warranty claims made or to be made against any services of the Company sold prior to the date thereof.

     3.19 Employees. (a) To the best knowledge of the Company, no executive employee of the Company and no group of the Company's employees has any plans to terminate his or its employment; (b) the Company has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (e) to the best knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and
(f) to the best knowledge of the Company, no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth under the caption referencing Section 3.16 hereof in the Disclosure Schedule. The Company's Disclosure Schedule, under the caption referencing this Section 3.19, lists, as of the date set forth in the Company's Disclosure Schedule, each employee of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

     3.20  Employee Benefit Plans.

     (a) Except as set forth under the caption referencing Section 3.20 hereof in the Company's Disclosure Schedule, with respect to all employees and former employees of the Company and all dependents and beneficiaries of such employees and former employees, (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code); (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

     (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which the Company does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

     (c) Purchaser and Merger Subsidiary have received true and complete copies of (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service regarding the Plans which the Company maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

     (d) The Company does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 3.20 in the Company's Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

     (e) Neither the Company nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Purchaser, Merger Subsidiary, the Surviving Corporation, Purchaser's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

     (f) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

     3.21 Insurance. The Company's Disclosure Schedule, under the caption referencing this Section 3.21, lists and briefly describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default in any material respect with respect to its obligations under any of such insurance policies.

     3.22 Affiliate Transactions. Except as disclosed under the caption referencing this Section 3.22 in the Company's Disclosure Schedule, and other than pursuant to this Agreement, neither the Shareholders nor any officer, director or employee of the Company or any member of the immediate family of any such Shareholder, officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 3.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     3.23 Customers. The Company's Disclosure Schedule, under the caption referencing this Section 3.23, lists the 10 largest customers for the fiscal year ended December 31, 1995 and for the six-month period ended June 30, 1996 and sets forth opposite the name of each such customer the approximate percentage of revenues for the Company attributable to such customer for each such period. Since the Balance Sheet Date, no customer listed on the Company's Disclosure Schedule under the caption referencing this Section 3.23 has indicated that it will stop or decrease the rate of business done with the Company except for changes in the ordinary course of the Company's business.

     3.24 Officers and Directors; Bank Accounts. The Company's Disclosure Schedule, under the caption referencing this Section 3.24, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

     3.25  Compliance with Laws; Permits.

     (a) To the best knowledge of the Company, the Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or the Real Property and to which the Company may be subject, and the Company is not aware of any claims filed against it alleging a violation of any such laws, regulations or other requirements. The Company has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Purchaser after it acquires the Company's properties, assets and business.

     (b) The Company has, in full force and effect, all licenses, permits and certificates (collectively "Permits"), from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties. A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 3.25 in the Company's Disclosure Schedule. The Company has conducted its business in compliance with all material terms and conditions of the Permits.

     (c) The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

     (d) In particular, but without limiting the generality of the foregoing, the Company has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

     3.26 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

     3.27 Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action not authorized or provided for in this Agreement that would prevent Purchaser from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

     3.28 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to
Article VII hereof nor the Company's Disclosure Schedule nor any of the financial statements referred to in Section 3.08 hereof, taken as a whole, contains any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article III relating to the Company or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to Purchaser and Merger Subsidiary by or on behalf of the Company pursuant to Article VII hereof, the Company's Disclosure Schedule and the financial statements referred to in Section 3.08 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Purchaser or Merger Subsidiary of which any officer or director of the Company is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer relations, employee relations and business prospects, of the Company.

     3.29 S Corporation. The Company is, and at all times since its inception has been, an S corporation within the meaning of Section 1361 et seq. of the Code.


                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                             AND MERGER SUBSIDIARY
                             ---------------------

     Purchaser and Merger Subsidiary, jointly and severally, hereby represent and warrant to the Company that, except as set forth in the Disclosure Schedule delivered by the Purchaser and Merger Subsidiary to the Company on the date hereof (the "Purchaser's Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this
Article IV under captions referencing the Sections to which such exceptions apply):

     4.01 Incorporation and Corporate Power. Each of Purchaser and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and the Articles of Merger and perform its obligations hereunder and thereunder. Each of Purchaser and Merger Subsidiary has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Purchaser's and Merger Subsidiary's Articles of Incorporation and Bylaws which have been furnished by the Purchaser and Merger Subsidiary to the Company prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Each of Purchaser and Merger Subsidiary is qualified to do business as a foreign corporation in every jurisdiction in which the nature of their business or their ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Purchaser's or Merger Subsidiary's business or results of operations.

     4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement, by Purchaser and Merger Subsidiary, and the Articles of Merger, by Merger Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or the Articles of Merger. This Agreement has been duly executed and delivered by Purchaser and Merger Subsidiary and constitutes the valid and binding obligation of Purchaser and Merger Subsidiary, enforceable in accordance with its terms, and the Articles of Merger, when executed and delivered by Merger Subsidiary, will constitute the valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms.

     4.03 No Breach. The execution, delivery and performance of this Agreement and the Articles of Merger by Purchaser and Merger Subsidiary and the consummation by Purchaser and Merger Subsidiary of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Purchaser or Merger Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of either Purchaser or Merger Subsidiary or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either Purchaser or Merger Subsidiary is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either Purchaser or Merger Subsidiary is subject.

     4.04 Merger Subsidiary. All of the outstanding capital stock of Merger Subsidiary is owned by Purchaser free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement and the Articles of Merger. Merger Subsidiary has no liabilities of any kind or nature.

     4.05 Governmental Authorities; Consents. Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and SDAT, (ii) the filing of an Additional Listing Application with Nasdaq, (iii) filings pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), (iv) filings pursuant to state securities or blue sky laws and the rules and regulations thereunder, and (v) filings pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no consent, approval or authorization of, or filing with, any governmental or regulatory authority or any other party or person is required to be obtained by either Purchaser or Merger Subsidiary in connection with its execution, delivery and performance of this

Agreement or the Articles of Merger or the transactions contemplated hereby or thereby.

     4.06 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or Merger Subsidiary.

     4.07 Capital Stock. The authorized capital stock of Purchaser consists of 40,533,333 shares of capital stock, $.01 par value, of which 1,600,000 shares are designated as Series A Convertible Preferred Stock. As of the date hereof, 9,342,545 shares of Purchaser Common Stock, and no shares of Series A Convertible Preferred Stock, are issued and outstanding. All of such outstanding shares of Purchaser Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

     4.08 Exchange Act Reports. (a) Prior to the execution of this Agreement, the Purchaser has delivered to the Company and the Shareholders complete and accurate copies of a (i) Purchaser's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Purchaser 10-K Report"), as filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"), (ii) all of Purchaser's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (collectively, the "Purchaser 10-Q Reports"), as filed under the Exchange Act with the SEC and (iii) all of Purchaser's proxy statements and annual reports to shareholders used in connection with meetings of Purchaser Shareholders held since January 1, 1996. As of their dates, such documents (x) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with applicable laws and rules and regulations of the SEC. Since August 1, 1995, Purchaser has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act and the rules and regulations thereunder.

     (b) The financial statements (including any footnotes thereto) of Purchaser contained in the Purchaser 10-K Report and the Purchaser 10-Q Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended.

     4.09 Validity of Purchaser Common Stock. The Merger Shares issued pursuant to Article II hereof will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

     4.10 No Material Adverse Changes. Since September 30, 1996, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business conditions or prospects of the Purchaser or Merger Subsidiary.

     4.11 Litigation. Except as set forth in the Purchaser's Disclosure Schedule under the caption referencing this Section 4.11, there are no actions, suits, proceedings, orders or investigations pending or, to the best of knowledge of the Purchaser, threatened against the Purchaser or Merger Subsidiary at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     4.12 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Purchaser or the Merger Subsidiary pursuant to Article VII hereof nor the Purchaser's Disclosure Schedule nor any of the financial statements referred to in Section 4.08 hereof, taken as a whole, contains any untrue statement of a material fact regarding the Purchaser or the Merger Subsidiary or their business or any of the other matters dealt with in this Article IV relating to the Purchaser or the Merger Subsidiary or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to the Company by or on behalf of the Purchaser or the Merger Subsidiary pursuant to Article VII hereof, the Purchaser's Disclosure Schedule and the financial statements referred to in
Section 4.08 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Company of which any officer or director of the Purchaser or the Merger Subsidiary is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer relations, employee relations and business prospects, of the Purchaser or the Merger Subsidiary.


                                   ARTICLE V
                           COVENANTS OF THE COMPANY
                           ------------------------

     5.01 Conduct of the Business. The Company shall observe each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Purchaser or Merger Subsidiary in writing:

     (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

     (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock; (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Common Stock, except that the Company shall be permitted to pay a cash distribution to the Shareholders in an amount of the Tax liability of the Shareholders (estimated in good faith by the Company as of the Closing Date) relating to the income of the Company earned on or prior to the Effective Date and not previously included in the personal Tax returns of the Shareholders; (v) redeem, purchase or acquire or offer to acquire any shares of Common Stock or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice and the borrowings set forth in the Company's Disclosure Schedule under the caption referencing Section 3.11; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b);

     (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, except distributions to the Shareholders and bonuses paid to the directors of the Company as set forth in the Company's Disclosure Schedule under the caption referencing Section 3.11;

     (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

     (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (f) The Company shall (i) use its commercially reasonable efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Purchaser or Merger Subsidiary to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Purchaser and Merger Subsidiary of any emergency or other change in the normal course of the Company's business or in the operation of the Company's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of the Company or to the Company's, Purchaser's or Merger Subsidiary's ability to consummate the transactions contemplated by this Agreement and the Plan of Merger; and (v) promptly notify Purchaser and Merger Subsidiary in writing if the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect;

     (g) The Company shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Purchaser and Merger Subsidiary; (iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Purchaser or Merger Subsidiary; and (iv) not amend any Return; and

     (h) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.11.

     5.02 Access to Books and Records. Between the date hereof and the Closing Date, the Company shall afford to Purchaser and Merger Subsidiary and authorized representatives thereof (the "Purchaser's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of Kagen, Meltzer & Kough, the Company's independent accountants, relating to work done with respect to the Company for each of the fiscal years ended December 31, 1993, 1994, and 1995, and otherwise provide such assistance as is reasonably requested by Purchaser and Merger Subsidiary in order that Purchaser and Merger Subsidiary may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Company and its officers and directors shall cooperate fully (including providing introductions, where necessary) with Purchaser to enable Purchaser to contact such third parties, including customers, prospective customers, specifying agencies, vendors, or suppliers of the Company as Purchaser deems reasonably necessary to complete its due diligence; provided that, Purchaser agrees not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld.

     5.03 Regulatory Filings. The Company shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Company will coordinate and cooperate with Purchaser and Merger Subsidiary in exchanging such information, will not make any such filing without providing to Purchaser and Merger Subsidiary a final copy thereof for their review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Purchaser and Merger Subsidiary may request in connection with all of the foregoing.

     5.04 Conditions. The Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     5.05 No Negotiations. The Company shall not enter into any negotiations or agreement, or make any undertaking or commitment, (i) to merge or consolidate with, or acquire substantially all of the property and assets of, any other corporation or person, (ii) to sell, lease or exchange all or substantially all of its properties and assets to any other corporation or person or (iii) otherwise to cause the ownership or control of the Company to be transferred to any party other than Purchaser.


                                  ARTICLE VI
                 COVENANTS OF PURCHASER AND MERGER SUBSIDIARY
                 --------------------------------------------

     Purchaser and Merger Subsidiary covenant and agree with the Company as follows:

     6.01 Regulatory Filings. Purchaser or Merger Subsidiary shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to Purchaser and Merger Subsidiary for the consummation of the transactions contemplated herein. Purchaser and Merger Subsidiary will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

     6.02 Conditions. Purchaser or Merger Subsidiary shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     6.03 Tax-Free Reorganization Treatment. The Purchaser and Merger Subsidiary will not knowingly take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.


                                  ARTICLE VII
                             CONDITIONS TO CLOSING
                             ---------------------

     7.01 Conditions to Purchaser's and Merger Subsidiary's Obligations. The obligation of Purchaser and Merger Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

     (a) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

     (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time;

     (c) The Company shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company, except for any consent required under the Company's existing line of credit and term note with Signet Bank/Maryland;

     (d) This Agreement, the Articles of Merger and the Plan of Merger shall have been duly and validly approved by the shareholders of the Company, and the Company shall have delivered to Purchaser evidence, in form satisfactory to Purchaser's counsel, of such authorization and approval, and the Articles of Merger shall have been duly executed by the Company;

     (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement or the Articles of Merger will have been duly made and obtained;

     (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser or Merger Subsidiary of all or a material portion of the business or assets of the Company and its subsidiaries, or to Purchaser or Merger Subsidiary or any of their subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Purchaser or Merger Subsidiary and their subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Purchaser or Merger Subsidiary of any of the shares of Company Common Stock, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or the Articles of Merger or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.01(f) hereof;

     (h) Purchaser or Merger Subsidiary shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Purchaser and Merger Subsidiary as of the date of this Agreement regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the Company or to the value of the shares of Company Common Stock;

     (i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company;

     (j) None of the outstanding shares of Company Common Stock shall be qualified to be dissenting shares as of the Effective Time;

     (k) Purchaser shall have received from counsel for the Company a written opinion, dated the Effective Time, addressed to Purchaser and satisfactory to Purchaser's counsel, in the form and substance substantially as set forth as
Exhibit 7.01;

     (l) Purchaser shall have received from its accountants, Ernst & Young, a written opinion dated the Closing Date to the effect that pooling-of-interest accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement; and

     (m) Prior to the Effective Time, the Company shall have delivered to Purchaser all of the following:

          (i) certificates of the President substantially in the form set forth in Exhibit 7.01(m) attached hereto, dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

          (ii) copies of the third party and governmental consents and approvals and of the authorizations referred to in subsections (c), (d) and
     (e) above;

          (iii) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

          (iv) a copy of the Articles of Incorporation of the Company, certified by SDAT, and Certificate of Good Standing from SDAT evidencing the good standing of the Company in Maryland;

          (v) a copy of each of (X) the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, (Y) the action of the Shareholders approving the Plan of Merger and (Z) the bylaws of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to Purchaser that such copies are true, correct and complete copies of such resolutions, action and bylaws, respectively, and that such resolutions, action and bylaws were duly adopted or taken and have not been amended or rescinded;

          (vi) resignations (effective as of the Effective Time) from such of the Company's officers as Purchaser shall have requested prior to the Effective Time;

          (vii) incumbency certificates executed on behalf of the Company by its corporate secretary certifying the signature and office of each officer executing this Agreement and the Articles of Merger and the Related Agreements executed by the Company;

          (viii)  an executed copy of each of the Related Agreements; and

          (ix) such other certificates, documents and instruments as Purchaser reasonably requests related to the transactions contemplated hereby.

     7.02 Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

     (a) The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

     (b) Purchaser and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Articles of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Articles of Merger;

     (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

     (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or the Articles of Merger or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

     (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement or the Articles of Merger by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.02(d) hereof;

     (f) The Company shall have received from counsel for Purchaser a written opinion, dated the Effective Time, addressed to the Company and satisfactory to the Company's counsel, in the form and substance substantially as set forth as
Exhibit 7.02; and

     (g) At or prior to the Effective Time, Purchaser will have delivered to the Company all of the following:

          (i) a certificate of Purchaser's President and Chief Executive Officer substantially in the form set forth as Exhibit 7.02(g) attached hereto, dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

          (ii) a copy of each of (X) the text of the resolutions adopted by the board of directors of Purchaser and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger and (Y) the bylaws and Articles of Incorporation of Purchaser and Merger Subsidiary, along with certificates executed on behalf of each of Purchaser and Merger Subsidiary by its corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions, Articles of Incorporation and bylaws, respectively, and that such resolutions, Articles of Incorporation and bylaws were duly adopted and have not been amended or rescinded;

          (iii) incumbency certificates executed on behalf of each of Purchaser and Merger Subsidiary by its corporate secretary certifying the signature and office of each officer executing this Agreement, the Articles of Merger and of the Related Agreements as to which such corporation is a party;

          (iv)    an executed copy of each of the Related Agreements; and

          (v) such other certificates, documents, and instruments as the Company reasonably requests related to the transactions contemplated hereby.

                                 ARTICLE VIII
                                  TERMINATION
                                  -----------


     8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by the mutual consent of Purchaser, Merger Subsidiary and the Company;

          (b) by either Purchaser or Merger Subsidiary, on the one hand, or the Company, on the other, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

          (c) by either Purchaser or Merger Subsidiary, on the one hand, or the Company, on the other, if the transactions contemplated by this Agreement or the Articles of Merger have not been consummated by December 20, 1996; provided that, neither will be entitled to terminate this Agreement pursuant to this Section 8.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement or the Articles of Merger;

          (d) by Purchaser or Merger Subsidiary if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Company or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Purchaser or Merger Subsidiary;


     8.02 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Merger Subsidiary, on the one hand, or the Company, on the other, as provided in Section 8.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of any of Purchaser, Merger Subsidiary or the Company or their respective shareholders, officers, or directors, except that parties shall remain liable for willful breaches of this Agreement prior to the time of such termination. Notwithstanding the foregoing, the confidentiality provision of the Letter of Intent, dated October 23, 1996, will survive, and remain in effect following, termination.

                                   ARTICLE IX
                             ADDITIONAL AGREEMENTS
                             ---------------------


     9.01 Pooling Accounting. Neither Purchaser nor the Company will take any action that would prevent the Merger from being accounted for as a pooling-of-interests.


     9.02 Employee Benefit Plans. After the Effective Date, Purchaser shall take such actions as may be necessary to cause eligible employees of the Company to become qualified to participate in Purchaser's employee benefit plans; provided, however, that nothing contained herein shall be construed as requiring Purchaser or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.


     9.03  Incentive Stock Program.  At or prior to the Closing, Purchaser shall
(a) grant employee stock options under Purchaser's 1993 Employee Stock Option Plan (the "Option Plan") to the individuals and in the amounts listed in Exhibit 9.03, and (b) reserve 80,000 shares of Purchaser Common Stock solely for issuance to employees and consultants of the Company pursuant to employee stock options under the Option Plan. Purchaser shall not use such reserved shares for any other purpose or grant options to acquire such reserved shares to any person other than employees or consultants of the Company, without the prior written consent of the Shareholders. The options granted in accordance with this Section
9.03 shall vest annually as to 20 percent of the aggregate number of shares covered by the options, shall have an exercise price equal to the fair market value of the Purchaser Common Stock on the date of grant and such other terms as required by the Option Plan. Purchaser agrees that employees and consultants of the Company shall be eligible for additional grants of employee stock options, at the sole discretion of its Board, to the same extent as other employees of Purchaser and consistent with Purchaser's past practices.


     9.04 Product Development. Purchaser and the Company agree to hire a product manager (the "Product Manager") and to use their best efforts to hire a mutually agreed upon number of software developers and managers (the "Software Managers") within sixty (60) days of the Effective Time. Purchaser and the Company agree to cause the Product Manager and Software Managers to devote substantially all of their time, attention and efforts to develop clinical database software, and manage clinical databases, on behalf of the Company. Purchaser further agrees to provide such software, hardware and additional personnel as the Company shall commercially reasonably request to support the Product Manager and Software Managers in the performance of their duties. Purchaser shall reasonably cooperate, and shall cause its personnel to reasonably cooperate, with the Company, the Product Manager and the Software Managers to develop the software and databases necessary to enable the Company to perform in accordance with the schedules and milestones contained in the business plan of the Company, which has been prepared jointly by the Company and Purchaser.

     9.05 Profit Sharing Plan. The Purchaser shall make a payment of up to $75,000 for liabilities and contributions under the C. L. McIntosh & Associates, Inc. Profit Sharing Plan as properly accrued and reflected on the financial statements of the Company.


     9.06 Outstanding Line of Credit and Term Note. The Purchaser shall make a payment of the total amount owed on the Company's line of credit and term note with Signet Bank/Maryland within five business days after the Closing Date and secure the release of the personal guarantees of each of the Shareholders.



                                   ARTICLE X
                                 MISCELLANEOUS
                                 -------------


     10.01 Press Releases and Announcements. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement, the Articles of Merger or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.


     10.02 Expenses. Except as otherwise expressly provided for herein, the Company, Purchaser and Merger Subsidiary will each pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).


     10.03 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.


     10.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Purchaser, Merger

Subsidiary, the Company and the Shareholders will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Purchaser or Merger Subsidiary:        with a copy to:
------------------------------------------        ---------------

Summit Medical Systems, Inc.                      Dorsey & Whitney LLP
10900 Red Circle Drive                            220 South Sixth Street
Minnetonka, Minnesota 55343                       Minneapolis, Minnesota 55402
Attention: Anthony W. Rees                        Attention: Jonathan B. Abram
                                                  Telecopy: (612) 340-8738


Notices to the Company and Shareholders:          with a copy to:
----------------------------------------          ---------------

C. L. McIntosh & Associates, Inc.                 Galland, Kharasch, Morse &
12300 Twinbrook Parkway                             Garfinkle, P.C.
Rockville, MD 20852                               1045 31st Street N.W.
Attention: Charles L. McIntosh                    Suite 200
           Gail J. Greenberg                      Washington, DC 20007-4492
                                                  Attention: Joseph B. Hoffman
                                                  Telecopy: (202) 342-5219


     10.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.


     10.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


     10.07 Complete Agreement. This Agreement, the Articles of Merger and the Related Agreements and other exhibits hereto, the Company's and Purchaser's Disclosure Schedules and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.


     10.08 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     10.09 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       SUMMIT MEDICAL SYSTEMS, INC.


                                       By /s/ Kevin R. Green
                                          -------------------------------------
                                          Kevin R. Green
                                          President and Chief Executive Officer




                                       CLM ACQUISITION CORP.


                                       By /s/ Kevin R. Green
                                          -------------------------------------
                                          Kevin R. Green
                                          President and Chief Executive Officer




                                       C. L. MC INTOSH & ASSOCIATES, INC.


                                       By /s/ Charles L. McIntosh
                                          -------------------------------------
                                          Charles L. McIntosh
                                          President






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